Exhibit 99.1

Aytu BioScience Provides Fiscal Second Quarter 2018 Business Update - Live Conference Call and Webcast Today at 4:30 pm ET

Natesto prescriptions increased 23% over previous quarter, and 317% over the same quarter last year

ENGLEWOOD, Colo., Feb. 8, 2018 /PRNewswire/ -- Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today provided an overview of its business, including the Company's operational and financial results for its fiscal second quarter ended December 31, 2017.  The Company will host a live conference call and webcast today at 4:30 p.m. ET.  Conference call details are provided at the end of this press release.

"I am pleased to report Aytu’s second quarter results, which reflect strong unit sales growth and cost management. Natesto prescriptions increased 23% over our first quarter of this fiscal year to 2,501, which is up 317% over the same quarter last year, while at the same time we reduced our sequential quarter cash burn,” commented Josh Disbrow, Chief Executive Officer of Aytu BioScience.

Mr. Disbrow continued, “While we are satisfied with Natesto unit sales growth, and cash management, our dollar net sales figure is temporarily not at the same growth rate as unit sales. The reason for the temporary disparity is due to discounting and coupon incentives which are used to increase sales to first time Natesto patients. However, we expect to be able to accelerate growth and reduce the level of discounting we have experienced with three targeted strategic actions. The first action is to roll out our recently piloted Natesto Support Program, which allows us to capture more prescription reimbursement, yielding more revenue for each new prescription. The Natesto Support Program is also expected to lead to a higher refill rate on new prescriptions. Second, we are pursuing third party payers to more broadly cover Natesto, and third, we are continuing to invest in increasing the body of clinical evidence supporting Natesto’s distinct efficacy and safety profile.”

Mr. Disbrow concluded, “During the quarter we also had a number of additional operational highlights. First, we continued to grow our business internationally for our MiOXSYS male infertility device, now sold in 36 countries worldwide. Second, we uplisted to NASDAQ, expanding our reach into the investment community. Additionally, we announced the appointment of David Green as Chief Financial Officer. Mr. Green is a highly accomplished CFO, who brings an extensive array of financial, accounting, and operational experience to Aytu, including a background at both public and private life sciences companies over his twenty-five-year career. There was also some recent news that further cemented barriers to entry in the nearly $2 billion U.S. testosterone replacement therapy (TRT) market that Natesto addresses. Taken as a whole, the second quarter reinforced that Aytu has very strong momentum with a well-positioned product portfolio and the personnel to maximize shareholder value.”

Q2 2018 Operational Highlights

●	Recognized $1.05 million in total revenue for the second quarter of fiscal 2018, representing a 32% increase over Q2 fiscal 2017
●	Listed the Company's common shares on the NASDAQ Capital Market, on which trading of shares under the ticker symbol "AYTU" began October 20, 2017
●	Increased Natesto prescription demand to 2,501 total prescriptions, representing a 317% increase over Q2 fiscal 2017
●	Increased Natesto unit sales to wholesalers to over 7,100, representing a 397% increase over Q2 fiscal 2017’s pull-through demand levels
●	Increased the number of Natesto prescribers across the U.S. to 1,178, which represents a 174% increase over Q2 fiscal 2017
●	Increased the number of MiOXSYS System placements globally to 38 since the beginning of fiscal 2018 through the Company's distribution partners, representing an increase of 73% over the same period last year

Q2 2018 Financial Results

Total revenue for the second quarter of 2018 was $1,050,000 compared to revenue of $794,000 for the same period last year, an increase of 32%.  Natesto and MiOXSYS comprised the majority of sales in the second quarter of 2018.  Product sales in the same quarter of 2017 were mostly comprised of ProstaScint and Primsol, a product that was divested in late fiscal 2017.

Operating expenses for the second quarter of 2018 were $5,045,000, which was in line with the same quarter last year.

Cash used in operations for the quarter was $3,101,000, down 26% from the first quarter of 2018.

Cash and cash equivalents totaled approximately $4,000,000 as of December 31, 2017.

Conference Call Information

The Company will host a live conference call at 4:30 p.m. ET today.  The conference call can be accessed by dialing either:

1 (855) 656-0926 (U.S.)

1 (412) 542-4198 (international)

The webcast will be accessible live during the conference call and archived on Aytu BioScience's website, within the Investors section under Corporate Presentations & Media, at aytubio.com, for 90 days.

A replay of the call will be available for seven days. Access the replay by calling 1 (877) 344-7529 (U.S.) or 1 (412) 317-0088 (international) and using the replay access code 10116883.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The Company currently markets two prescription products in the U.S.: Natesto®, the second and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T") and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also now owns wholly-owned subsidiary Aytu Women's Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women's sexual wellbeing and intimacy. Aytu Women's Health markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition. For more information about the Fiera personal care device visit fiera.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as "may," "will," "should," "forecast," "could," "expect," "suggest," "believe," "estimate," "continue," "anticipate," "intend," "plan," or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the risks related to Natesto sales not increasing, MiOXSYS not expanding outside the US, and setbacks related to the integration of Fiera that would affect having adequate cash to effectively operate into fourth quarter fiscal 2018, risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaboration. We also refer you to the risks described in "Risk Factors" in Part I, Item 1A of Aytu BioScience, Inc.'s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE Aytu BioScience, Inc.

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Aytu BioScience, Inc.
Consolidated Balance Sheets
Unaudited

	December 31,	June 30,
	2017	2017

Assets
Current assets
Cash and cash equivalents	$3,908,183	$802,328
Restricted cash	75,534	75,214
Accounts receivable, net	1,377,436	528,039
Inventory, net	1,379,806	1,312,221
Prepaid expenses and other	1,003,766	310,760
Total current assets	7,744,725	3,028,562

Fixed assets, net	560,624	647,254
Developed technology, net	1,254,309	1,337,333
Customer contracts, net	74,667	77,667
Trade names, net	152,438	164,037
Natesto asset, net	8,571,710	9,231,072
Goodwill	238,426	238,426
Patents, net	258,611	271,278
Deposits	2,888	2,888
Total long-term assets	11,113,673	11,969,955

Total assets	$18,858,398	$14,998,517

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other	$3,414,854	$2,220,400
Accrued liabilities	257,631	782,536
Accrued compensation	837,290	339,704
Deferred rent	4,787	6,673
Current contingent consideration	286,339	261,155
Total current liabilities	4,800,901	3,610,468

Long-term contingent consideration	7,726,698	7,386,782
Long-term deferred rent	-	1,451
Warrant derivative liability	3,300,213	-
Total liabilities	15,827,812	10,998,701

Commitments and contingencies

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; shares issued and outstanding 1,900 and 0, respectively as of
December 31, 2017 and June 30, 2017	1	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 4,894,638 and 824,831, respectively as of
December 31, 2017 and June 30, 2017	489	82
Additional paid-in capital	80,017,545	73,069,463
Accumulated deficit	(76,987,449)	(69,069,729)
Total stockholders' equity	3,030,586	3,999,816

Total liabilities and stockholders' equity	$18,858,398	$14,998,517

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Aytu BioScience, Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Product revenue	$1,051,154	$794,172	$2,127,522	$1,492,152
Total revenue	1,051,154	794,172	2,127,522	1,492,152

Operating expenses
Cost of sales	385,411	551,293	672,612	743,217
Research and development	(277,486)	263,457	(136,532)	495,479
Research and development - related party	-	47,998	-	95,996
Sales, general and administrative	4,553,366	3,642,332	9,171,769	9,347,082
Sales, general and administrative - related party	-	50,772	-	101,544
Amortization and impairment of intangible assets	383,811	437,014	769,652	874,029
Total operating expenses	5,045,102	4,992,866	10,477,501	11,657,347

Loss from operations	(3,993,948)	(4,198,694)	(8,349,979)	(10,165,195)

Other income (expense)
Interest expense	(196,781)	(388,085)	(385,526)	(803,465)
Derivative income	518,051	266,757	817,785	196,148
Unrealized (loss) gain on investment	-	(497,164)	-	230,936
Total other income (expense)	321,270	(618,492)	432,259	(376,381)

Net loss	$(3,672,678)	$(4,817,186)	$(7,917,720)	$(10,541,576)
Weighted average number of Aytu
common shares outstanding	4,113,256	392,540	2,481,110	295,546

Basic and diluted Aytu net loss
per common share	$(0.89)	$(12.27)	$(3.19)	$(35.67)

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Aytu BioScience, Inc.
Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended December 31,
	2017	2016

Cash flows from operating activities
Net loss	$(7,917,720)	$(10,541,576)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Stock-based compensation expense	275,688	1,425,133
Issuance of restricted stock	103,635	156,814
Depreciation, amortization and accretion	1,315,063	1,722,965
Derivative (income)	(817,785)	(196,148)
Amortization of prepaid research and development - related party	-	60,992
Unrealized (gain) on investment	-	(230,936)
Compensation through issuance of stock	-	509,996
Issuance of warrants to initial investors	-	596,434
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(849,397)	(419,966)
(Increase) decrease in inventory	(67,585)	85,741
(Increase) in prepaid expenses and other	(454,595)	(221,015)
Increase (decrease) in accounts payable and other	1,124,558	(195,836)
(Decrease) in accrued liabilities	(524,905)	(238,395)
Increase (decrease) in accrued compensation	497,586	(681,432)
(Decrease) in deferred rent	(3,337)	(1,350)
Net cash used in operating activities	(7,318,794)	(8,168,579)

Cash flows used in investing activities
Purchases of property and equipment	(12,195)	(44,876)
Installment payment for Natesto asset	-	(2,000,000)
Installment payment for Primsol asset	-	(750,000)
Net cash used in investing activities	(12,195)	(2,794,876)

Cash flows from financing activities
Issuance of preferred, common stock and warrants	11,839,995	-
Issuance costs related to preferred, common stock and warrants	(1,402,831)	-
Issuance of common stock to Lincoln Park Capital	-	631,481
Costs related to sale of common stock	-	(24,247)
Registered offering of common stock and warrants	-	8,602,500
Registered offering costs	-	(997,865)
Over-allotment warrants purchased by placement agents	-	2,852
Net cash provided by financing activities	10,437,164	8,214,721

Net change in cash, cash equivalents and restricted cash	3,106,175	(2,748,734)
Cash, cash equivalents and restricted cash at beginning of period	877,542	8,054,190
Cash, cash equivalents and restricted cash at end of period	$3,983,717	$5,305,456

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